Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8509	(650) 384-8850

Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
(650) 384-8560

CV THERAPEUTICS REPORTS 2005 FIRST QUARTER

FINANCIAL RESULTS

PALO ALTO, Calif., April 26, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the first quarter ended March 31, 2005. For the quarter ended March 31, 2005, the Company reported a net loss of $46.4 million, or $1.31 per share. This compares to a net loss of $31.3 million, or $1.04 per share, for the same quarter in 2004 and to a net loss of $53.8 million, or $1.62 per share, for the prior quarter ended December 31, 2004.

Operating expenses for the quarter ended March 31, 2005 were $51.5 million. This compares to operating expenses of $32.7 million for the same quarter in 2004, and to operating expenses of $60.5 million for the quarter ended December 31, 2004. The increase in operating expenses compared to the same quarter in 2004 was primarily due to increased contract service expenses for our two Phase III RanexaTM (ranolazine) studies and our two Phase III regadenoson studies, as well as expenses associated with increased headcount in the sales and marketing, development, and general and administrative functions.

The decrease in operating expenses compared to the quarter ended December 31, 2004 was primarily due to a charge recorded in the quarter ended December 31, 2004 of $10.1 million associated with a research and development milestone accrued under our license agreement with Syntex (U.S.A) Inc. (now Roche Palo Alto LLC) for Ranexa, as well as decreased contract service expenses for our two Phase III Ranexa studies and our two Phase III regadenoson studies, partially offset by higher expenses associated with increased headcount in the sales and marketing and development functions.

The Company recognized collaborative research revenue of $5.6 million for the quarter ended March 31, 2005. This compares to collaborative research revenue of $2.9 million for the same quarter in 2004, and to collaborative research revenue of $7.6 million for the quarter ended December 31, 2004. The revenue recognized for each of the periods relates to the reimbursement of certain regadenoson development costs from a collaborative partner and amortization of up-front payments earned.

Interest and other expense, net decreased to $568,000 for the quarter ended March 31, 2005 compared to $1.5 million for the same quarter in 2004, and to $888,000 for the quarter ended December 31, 2004. The decrease in interest and other expense, net compared to the same quarter in 2004 was primarily due to higher income earned on our investments and decreased interest expense on our outstanding debt.

At March 31, 2005, the Company had cash, cash equivalents and marketable securities of approximately $389.9 million, compared to $404.5 million at December 31, 2004.

Company management will webcast a conference call on April 26, 2005 at 5:00 p.m. EDT, 2:00 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Tuesday, May 3, 2005. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 5702697.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four clinical development drug candidates and has entered into an agreement with Solvay Pharmaceuticals, Inc. to co-promote ACEON® (perindopril erbumine) Tablets in the United States.

CV Therapeutics has received an approvable letter from the U.S. Food and Drug Administration (FDA) relating to its new drug application for Ranexa™ (ranolazine) for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Tecadenoson is a selective A1-adenosine receptor agonist for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™ is a selective A1-adenosine receptor antagonist for the potential treatment of heart failure and has been licensed to Biogen Inc. (now Biogen Idec Inc.). For more information, please visit CV Therapeutics’ website at www.cvt.com.

Ranexa, regadenoson, tecadenoson and Adentri have not been approved for marketing by the FDA or any foreign regulatory authorities. These products are subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K and amended Form 10-K/A. CVT disclaims any intent or obligation to update these forward-looking statements.

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CV THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2004	2005
Revenues:
Collaborative research	$2,939	$5,630
Operating expenses:
Research and development	22,330	35,129
Sales and marketing	4,993	8,560
General and administrative	5,404	7,795

Total operating expenses	32,727	51,484

Loss from operations	(29,788)	(45,854)
Interest and other income (expense), net	(1,536)	(568)

Net loss	$(31,324)	$(46,422)

Basic and diluted net loss per share	$(1.04)	$(1.31)

Shares used in computing basic & diluted net loss per share	30,145	35,495

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	December 31, 2004 (A)	March 31, 2005
Assets:
Cash, cash equivalents, and marketable securities	$404,503	$389,905
Other current assets	23,400	22,383

Total current assets	427,903	412,288
Property and equipment, net	15,284	16,155
Other assets	19,043	18,619

Total assets	$462,230	$447,062

Liabilities and stockholders’ equity:
Current liabilities	$46,438	$50,664
Convertible subordinated notes	329,645	329,645
Other long-term obligations	6,745	7,540
Stockholders’ equity	79,402	59,213

Total liabilities and stockholders’ equity	$462,230	$447,062

(A)	Derived from the audited financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004.